EXHIBIT 99


Hybrid Fuels Inc. Names Acting CEO and Directors

WINNIPEG, MB, Apr 12/CNW/ - Hybrid Fuels, Inc. (OTCBB: HRID) today named Mr. Douglas Dickie as Acting President/CEO/CFO of the Company effective April 12, 2006 until the annual shareholders meeting on May 31, 2006. Dickie(60)and Mr. Rolly Hein(62) were also appointed to the Board of Directors effective April 12, 2006.

Following the appointment of the new directors, Paul Warkentin
(President/CEO/Acting CFO/Director), Gordon Colledge (Vice President/Director) and David Krahn (Secretary-Treasurer/Director) resigned their positions effective April 12, 2006 to honor other business and personal commitments.

The Annual Shareholders Meeting is scheduled to take place on Wednesday, May 31, 2006. Official notice of the meeting will be distributed by April 21, 2006 to the shareholders of record as of January 27, 2006. This notice will include a list of nominees for the Board of Directors to be elected at the meeting.

The current Board of Directors now consists of three members: Douglas Dickie, Rolly Hein and Dale Johnson.

Douglas Dickie has a farming background in eastern Saskatchewan. He earned a Bachelor of Science Degree in Pharmacy from the University of Saskatchewan in 1968; practiced pharmacy in Saskatchewan, the Yukon and Vernon, BC, where he currently resides. Mr. Dickie has owned and operated various pharmacies; served as a Director of Peoples Drug Mart (BC) Ltd. and numerous private companies, and is currently a member of the College of Pharmacists of BC.

Rolly Hein is a former two-term Mayor of the District of Lake Country, BC, Canada and has been engaged in the cattle and meat processing business for 40 years. Hein has been very active in protecting watersheds and in creating more opportunities on agricultural lands, specifically in the creation of the Mayor's Task Force on Agriculture and the resolution of Council for the creation of an Agricultural Advisory Commission within the District.

Dale Johnson, 54, was appointed to the Hybrid Fuels Inc. Board of Directors in September 2004. He is the President of Wind Power Inc. based in Pincher Creek, Alberta. Johnson has over 20 years experience in the independent power business including all aspects of regulatory application, electrical interconnection requirements, wind power plant construction, operation and maintenance.

The Board of Directors thanks Mssrs. Warkentin, Colledge and Krahn for their contributions to Hybrid Fuels during a challenging period of the Company's development and for their ongoing commitment to ensure a smooth transition as the current Board assumes their responsibilities.

Contact Information:

Hybrid Fuels Inc.
Phone: Toll free Canada/USA: (888) 550-2333
Corporate Website: www.hybrid-fuels.com
Email: investor.relations@hybrid-fuels.com